EXHIBITS 5.1 AND 23.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 28, 2017

Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016

Ladies and Gentlemen:

Kadmon Holdings, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-219712)(the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 26,775,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and 26,775,000 warrants (the “Warrants”), each entitling its holder to purchase 0.40 shares of Common Stock (the “Warrant Shares” and together with the Shares and Warrants, the “Securities”), to be sold pursuant to: (i) the Underwriting Agreement dated September 26, 2017 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”) and (ii) the Subscription Agreements (“Subscription Agreements”), each dated September 26, 2017, between the Company and certain institutional investors party thereto (the “Investors”). The Shares include 2,775,000 shares of Common Stock and the Warrants include 2,775,000 warrants, each entitling its holder to purchase 0.40 shares of Common Stock, that the Underwriters purchased pursuant to their option to purchase additional shares of common stock and warrants in the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Subscription Agreements, the Shares will be validly issued, fully paid and non-assessable and, subject to the additional assumptions and qualifications set forth below, the Warrants, when the Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriters and Investors pursuant to the Underwriting Agreement and the Subscription Agreements, respectively, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture. As of the date hereof, the Warrant Shares have been duly authorized and reserved for issuance pursuant to the terms of the Warrants and, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable. The issuance of the Warrants and the Warrant Shares upon exercise of the Warrants is not subject to any preemptive or, to our knowledge, other similar rights.

In connection with the opinion expressed above, we have assumed that each party to the Warrants has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Warrants (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP